Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK COMPLETES ACQUISITION OF XANTREX PROGRAMMABLE POWER
—Unit of Xantrex Technology Broadens Scope of
AMETEK’s Power Business—

Paoli, PA, August 25, 2008 — AMETEK, Inc. (NYSE: AME) today announced it has completed the previously announced acquisition of the programmable power business of Xantrex Technology, Inc. (TSX: XTX) for $120 million in cash. Based in San Diego, Xantrex’s Programmable Power Division is a leader in alternating current (AC) and direct current (DC) programmable power supplies used to test electrical and electronic products. It has annual sales of approximately $80 million.

“Xantrex Programmable Power is an excellent acquisition for AMETEK. It enjoys a strong reputation within the power industry and its products complement those offered by AMETEK Power Instruments,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Xantrex Programmable Power significantly expands our position in the niche market for programmable power sources and provides us with further opportunities for growth in the highly attractive electronic test and measurement equipment market,” adds Mr. Hermance.

Xantrex Programmable Power is a leader in programmable AC and DC power sources used to test electrical and electronics products by simulating various input voltages, frequencies and potentially harmful line transients. Its products are used in design verification testing, manufacturing, quality assurance and regulatory compliance by its customers in a wide range of industries; including aviation, military, and general electronics.

Xantrex Programmable Power joins AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG sells its instruments to the process and analytical, aerospace, power, and industrial markets worldwide and had 2007 sales of $1.2 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK COMPLETES ACQUISITION OF XANTREX PROGRAMMABLE POWER

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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